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Exhibit 15.3

DeGolyer and MacNaughton
5001 Spring Valley Road
Suite 800 East
Dallas, Texas 75244

May 19, 2010

Petróleo Brasileiro S.A.
Av. Republica do Chile 65/1702
Rio do Janeiro
Brasil 20031-912

Ladies and Gentlemen:

     We hereby consent to the references to DeGolyer and MacNaughton as set forth under the headings “Presentation of Information Concerning Reserves,” “Item 4—Information on the Company—Overview of the Group,” and “Item 19—Exhibits” in the Annual Report on Form 20-F of Petróleo Brasileiro S.A.—Petrobras for the year ended December 31, 2009 (the Annual Report). We further consent to the inclusion of our two third party letter reports dated May 19, 2010 in the Annual Report. One third party letter report contains opinions regarding our comparison of estimates prepared by us with those furnished to us by Petrobras of the proved oil, condensate, marketable gas and oil equivalent reserves of certain selected properties owned by Petrobras in Brazil. The other third party letter report contains our independent estimates of the proved oil, condensate, marketable gas and oil equivalent reserves of certain selected properties owned by Petrobras in North America and South America (outside of Brazil).

     We further consent to the references to our firm as set forth in the Registration Statement on Form F-3, Registration Nos. 333-163665 and 333-163665-01, of Petróleo Brasileiro S.A.—Petrobras and Petrobras International Finance Company (together, the “Registrants”), under the heading “Experts,” and to the incorporation by reference to the other references to our firm contained in the Annual Report of the Registrants on Form 20-F for the year ended December 31, 2009, under the headings “Presentation of Information Concerning Reserves,” “Item 4—Information on the Company—Overview of the Group,” and “Item 19—Exhibits.”

Very truly yours,

   /s/DeGOLYER and MacNAUGHTON
DeGOLYER and MacNAUGHTON
Texas Registered Engineering Firm F-716